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                                                                    EXHIBIT 11.1


                                 COMPURAD, INC.
                SCHEDULE REGARDING COMPUTATION OF LOSS PER SHARE
                                   (UNAUDITED)


                                                     THREE MONTHS ENDED
                                                          MARCH 31
                                                ------------------------------
                                                   1997               1996
                                                -----------        -----------
Net loss                                        $   133,519        $   226,781
                                                ===========        ===========

Weighted average common shares
   outstanding                                    3,857,873          2,212,474

Common stock equivalents pursuant to
   SAB No. 83: Stock and options issued
   within one year of initial filing                     --            636,933

Common stock equivalents-dilutive options                --                 --

Weighted average common shares and
   common share equivalents outstanding
                                                -----------        -----------
   during the period                              3,857,873          2,849,407
                                                ===========        ===========

Net loss per common share                       $     (0.03)       $     (0.08)
                                                ===========        ===========